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                           ARCH COMMUNICATIONS, INC.
                        1800 West Park Drive, Suite 250
                             Westborough, MA 01581

                                             November 6, 1998

Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  Arch Communications, Inc.
          Registration Statement on Form S-4
          (File No. 333-59807)
          Withdrawal for Acceleration
          ---------------------------

Ladies and Gentlemen:

     Arch Communications, Inc. hereby withdraws its request that its Registration Statement on Form S-4, as amended (File No. 333-59807), be accelerated so that the Registration Statement, as amended, may become effective at 4 p.m. on October 23, 1998, or as soon thereafter as practicable.

                                        Very truly yours,

                                        ARCH COMMUNICATIONS, INC.

                                        By: /s/ C. Edward Baker
                                           -------------------------
                                           C. Edward Baker, Jr.
                                           Chairman of the Board and
                                             Chief Executive Officer